Exhibit 23.1

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-8 pertaining to the Clubhouse Media Group, Inc. 2023 Equity Incentive Plan, as filed with the SEC, of our audit report dated March 29, 2022 on the consolidated balance sheets of Clubhouse Media Group, Inc. as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes to the financial statements.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

July 21, 2022